UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2018

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1101 Los Angeles, CA		90024
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

Rentech Nitrogen Holdings, Inc. (“RNHI”), an indirect wholly-owned subsidiary of Rentech, Inc. (“Rentech” or the “Company”), was party to the Second Amended and Restated Term Loan Credit Agreement (the “GSO Credit Agreement”) among RNHI, certain funds managed by or affiliated with GSO Capital Partners LP, as lenders (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders. RNHI’s obligations under the GSO Credit Agreement were guaranteed by Rentech and certain of Rentech’s direct and indirect subsidiaries (the “Guaranty”).

On March 20, 2018, RNHI and Rentech repaid all outstanding principal and interest amounts owed to the Lenders under the GSO Credit Agreement. On April 4, 2018 all fees and expenses of the administrative agent and Lenders, including Lender’s counsel, were paid in full, and the GSO Credit Agreement, the Guaranty and the related Loan Documents (as defined in the GSO Credit Agreement) were terminated and the liens securing the obligations related thereto were released.

Item 1.03 Bankruptcy or Receivership

Confirmation of Second Amended Plan of Liquidation

As previously disclosed, on December 19, 2017, Rentech and one of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). On December 19, 2017, the Company filed its proposed combined disclosure statement and plan of liquidation (the “Plan of Liquidation”) and a motion seeking an order confirming the Plan of Liquidation with the Bankruptcy Court. On February 15, 2018, the Company filed an amended proposed combined disclosure statement and plan of liquidation (the “Amended Plan”) with the Bankruptcy Court. On April 4, 2018, following a confirmation hearing held on April 4, 2018, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Company’s second amended proposed combined disclosure statement and plan of liquidation (the “Second Amended Plan”).

The Second Amended Plan generally provides for the payment of timely filed and undisputed claims held by the Company’s secured and unsecured creditors (“Creditors’ Claims”), with secured creditors’ claims to be paid in full in cash or otherwise as permissible by the Bankruptcy Code, unsecured priority claims to be paid in full in cash or otherwise as the holders of such claims agree, and general unsecured creditors’ claims to be paid in cash on a pro rata basis or otherwise as the holders of such claims agree. Cash distributions to stockholders of record as of the Effective Date (as defined in the Second Amended Plan) will only be made if all claims of higher priority under the Bankruptcy Code and all Wind-Down Expenses (as defined in the Second Amended Plan) have been fully satisfied.

In addition, the Second Amended Plan (i) provides that all outstanding common stock and other equity of the Company (including any warrants, options or contract rights to purchase or acquire the Company’s common stock at any time) will be cancelled on the Effective Date of the Second Amended Plan; and (ii) provides that holders of options, warrants or contract rights to purchase or acquire the Company’s common stock will not receive any distribution that may occur pursuant to the Second Amended Plan on account of such interests.

The Second Amended Plan is not yet effective. The Second Amended Plan will become effective upon the satisfaction or waiver of certain conditions precedent. The Company currently anticipates that the Effective Date of the Second Amended Plan will occur on or before April 17, 2018. On the Effective Date of the Second Amended Plan, all assets of the Company will be transferred to the Rentech Liquidation Trust, to be administered by Peter Kravitz, who will become the post-confirmation liquidating trustee, as further described in the Second Amended Plan.

The foregoing description of the Second Amended Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended Plan, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The full text of the Second Amended Plan is also available on the website of Prime Clerk LLC, the Company’s claims agent, at https://cases.primeclerk.com/rentech/. Additionally, a copy of the Confirmation Order is filed as Exhibit 99.1 hereto.

Canadian Insolvency Proceeding

On April 6, 2018, RTK WP2 Canada ULC (the “Atikokan Subsidiary”), a wholly-owned indirect subsidiary of the Company that formerly owned and operated the wood pellet processing facility located near Atikokan, Ontario, Canada, filed an assignment into bankruptcy under section 49 of the Bankruptcy and Insolvency Act of Canada, placing the Atikokan Subsidiary into bankruptcy and appointing Grant Thornton Limited as the bankruptcy trustee in the matter. The first meeting of creditors will be held on April 26, 2018 at 979 Alloy Drive, Thunder Bay, Ontario, Canada beginning at 2:00 pm local time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

2.1	Second Amended Combined Disclosure Statement and Plan of Liquidation of the Company.

99.1	Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Combined Disclosure Statement and Chapter 11 Plan Of Liquidation, as entered by the Bankruptcy Court on April 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTECH, INC.

Date: April 9, 2018	By:	/s/ Paul M. Summers
Paul M. Summers
Chief Financial Officer